EXHIBIT 15


                        Arthur Andersen LLP




To Jacobson Stores Inc.:

We are aware that Jacobson Stores Inc. has incorporated by reference in its Registration Statements No. 2-88295 and No. 033-53469 its Form 10-Q for the quarter ended July 30, 1994, which includes our report dated August 12, 1994, covering the unaudited interim condensed consolidated financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


                              Very truly yours,



                               /s/ Arthur Andersen LLP
                              -------------------------


Detroit, Michigan
September 9, 1994